Exhibit 99.1

News Release

	For:	Whitehall Jewellers, Inc.
IMMEDIATE RELEASE	Contact:	John R. Desjardins Executive Vice President, Chief Financial Officer 312.762.9751
WHITEHALL JEWELLERS’ BOARD OF DIRECTORS RECOMMENDS
STOCKHOLDERS REJECT NEWCASTLE PARTNERS TENDER OFFER

     Chicago, Illinois—December 20, 2005: Whitehall Jewellers, Inc. (OTC: JWLR.PK; the “Company”) announced Friday that after reviewing the unsolicited tender offer by Newcastle Partners, L.P. (“Newcastle”) with its financial and legal advisors, the Board of Directors has unanimously recommended that stockholders reject the Offer in its current form and not tender shares of Company common stock to Newcastle. In addition, the Board of Directors has unanimously reaffirmed its recommendation of the financing and related transactions with Prentice Capital Management, L.P. and Holzman Opportunity Fund, L.P. (the “Prentice Financing”).
Robert L. Baumgardner, Chief Executive Officer, commented,
“Newcastle’s Offer does not address how the Company will have adequate senior financing going forward. In fact, the Offer has a condition relating to senior financing, but Newcastle has not demonstrated that it has any binding commitment or other agreement for such financing.
“Newcastle’s Offer does not address how the Company will procure additional financing required to remain financially viable such as the $20 million of additional funding that would be provided by the Prentice Financing.
“Newcastle’s Offer does not address how the Company can retain the essential support of vendors, which is critical to the availability of senior financing and the Company’s operations.”
     The Company has filed a Statement on Schedule 14D-9 with the Securities and Exchange Commission, in which, the Company sets forth the reasons for its
For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com

recommendation that stockholders not tender their stock. The Company has also mailed copies of the Schedule 14D-9 to stockholders. Any stockholder may obtain a copy by contacting D.F. King & Co., Inc. toll-free at 1-800-949-2583.
     The Company’s stockholder meeting to consider and approve certain actions relating to the Prentice Financing has been scheduled for Thursday, January 19, 2006. Only stockholders of record as of December 9, 2005, will be entitled to vote.
About Whitehall Jewellers
Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 389 stores in 38 states. The Company has announced that it intends to close a number of stores in the near term. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.
Additional Information
     In connection with the Company’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the approval of the reverse stock split, share issuances contemplated under the convertible notes and election of certain directors, the Company will file with the Securities and Exchange Commission (the “SEC”), and will furnish to shareholders of the Company, a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders, because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders also will be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Whitehall Jewellers, Inc., 155 North Wacker Drive, Suite 500, Chicago, Illinois 60606, Attention: Investor Relations, Telephone: 312/732-6800 or from the Company’s website, www.whitehalljewellers.com.
     The Company and certain of its directors, director nominees, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of the Company in favor of the actions described above. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock as of June 1, 2005 is also set forth the Schedule 14A filed by the Company on June 8, 2005.
For Investor Relations info: investorrelations@whji.com
Internet Website: www.whitehalljewellers.com